EXHIBIT 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors
Measurement Specialties, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-172071, 333-155087, 333-137650, 333-129946, 333-66454, 333-11171 and 333-76646 on Form S-8 of Measurement Specialties, Inc. of our report dated June 9, 2010, except as to Note 2-Variable interest entity, which is as of June 7, 2011, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended March 31, 2010, and the financial statement schedule for the year ended March 31, 2010, which report appears in the March 31, 2012 annual report on Form 10-K of Measurement Specialties, Inc.

As discussed in Note 2 – Variable interest entity, the consolidated financial statements for the year ended March 31, 2010 have been restated to give effect to the retroactive adoption of the Financial Accounting Standards Board’s amended accounting standards related to consolidation of variable interest entities.

/s/ KPMG LLP

Norfolk, Virginia
June 6, 2012